Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

PROSPECT MEDICAL HOLDINGS, INC.

(a Delaware Corporation)

ARTICLE I

Name

The name of this Corporation is Prospect Medical Holdings, Inc. (the “Corporation”).

ARTICLE II

Principal Office and Mailing Address

The address of this Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801.  The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

Business and Purposes

The purpose for which this Corporation is organized is to engage in any lawful act or activity for which a Corporation may be organized under the General Corporation Law of the State of Delaware (the “DGCL”), and any amendments thereto, and in connection therewith, this Corporation shall have and may exercise any and all powers conferred from time to time by law upon corporations formed under such act.

ARTICLE IV

Capital Stock

(a)   The aggregate number of shares of capital stock authorized to be issued by this Corporation shall be 100 shares of Common Stock with a par value of $0.01 per share.

(b)   Each share of Common Stock shall entitle the holder thereof to one vote at every annual or special meeting of the stockholders of this Corporation.

ARTICLE V

Existence of Corporation

This Corporation shall have perpetual existence.

ARTICLE VI

Board of Directors

The board of directors of this Corporation (the “Board of Directors”), shall consist of not less than one (1) member, the exact number of directors to be fixed from time to time by the Board of Directors or by the bylaws.  The business and affairs of this Corporation shall be managed by the Board of Directors, which may exercise all such powers of this Corporation and do all such lawful acts and things as are not by law directed or required to be exercised or done only by the stockholders.  Subject to the bylaws of this Corporation, meetings of the directors may be held within or without the State of Delaware.  Directors need not be stockholders.  The stockholders of this Corporation may remove any director from office at any time with or without cause.  The directors need not be elected by written ballot unless the bylaws of the Corporation so provide.

ARTICLE VII

Bylaws

(a)           In furtherance and not in limitation of the rights, powers, privileges and discretionary authority granted or conferred by the DGCL or other statutes or laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter, amend or repeal the bylaws of the Corporation, without any action on the part of the stockholders, but the stockholders may make additional bylaws and may alter, amend or repeal any bylaw whether adopted by them or otherwise. The Corporation may in its bylaws confer powers upon its Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by applicable law.

(b)           The bylaws of this Corporation may contain any provisions or requirements for the management or conduct of the affairs and business of this Corporation, provided the same are not inconsistent with the provisions of this certificate of incorporation, or contrary to the laws of the State of Delaware or of the United States.

ARTICLE VIII

Director’s Liability

A director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

If the DGCL is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Any repeal or modification of the foregoing provisions of this Article VIII by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE IX

Amendment of Certificate of Incorporation

From time to time any of the provisions of this certificate of incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this certificate of incorporation are granted subject to the provisions of this Article IX.